EXHIBIT 10.1

AMENDMENT NUMBER SIX
TO THE
REGIONS FINANCIAL CORPORATION
SUPPLEMENTAL 401(k) PLAN
Amended and Restated Effective as of April 1, 2008
And Executed December 30, 2008 (the “Plan”)

Regions Financial Corporation hereby amends the Plan effective January 1, 2013, as follows:

1. Section 3.1 is amended by adding the following subsection (e) to the end thereof.

(e)
Additional Participants as of January 1, 2013. Effective January 1, 2013, an Employee who is not otherwise eligible under subsections (a) through (d) above shall be eligible to participate for the following purposes provided the Employee satisfies the following conditions. An Employee is eligible under this subsection as of the first day of a Plan Year if the Employee has Compensation for the prior Plan Year in excess of the dollar limitation in Code Section 401(a)(17), and the employer contribution credited under Section 4.3(b)(iii) hereof (based on Compensation in the prior Plan Year) is not less than $100. An Employee who is eligible under this subsection shall immediately participate with respect to the employer contribution credited under Section 4.3(b)(iii) hereof, and with respect to the right to execute a supplemental bonus reduction agreement under Section 4.1(a). An Employee who is eligible under this subsection for any Plan Year shall continue to be eligible to participate in subsequent Plan Years, and with respect to each such subsequent Plan Year, shall be eligible (i) to execute a supplemental salary reduction agreement under Section 4.1(a) before the first day of such subsequent Plan Year, (ii) to be credited with matching contributions under Section 4.2, and (iii) to be credited with employer contributions under Section 4.3(b)(i) and (ii).

2. All other terms, provisions and conditions of the Plan not herein amended shall remain in full force and effect.